EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.'s 333-79573, 333-79553, 333-56905, 333-39747 and
333-28725) and on Form S-3 (No.'s 333-58659,  333-48513 and 333-39747) of Advent
Software, Inc. of our report dated January 21, 2000, except as to the stock split described in Note 8, as to which the date is February 17, 2000, relating to the financial statements, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 21, except as to the stock split described in Note 8, as to which the date is February 17, 2000, relating to the financial statement schedule, which appears in this Form 10-K.


PricewaterhouseCoopers LLP

San Francisco, California
March 9, 2000


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